Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Rigetti Computing, Inc.

Berkeley, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2024, relating to the consolidated financial statements of Rigetti Computing, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.

Spokane, Washington

April 2, 2024